Exhibit 4.1

Note - THIS SECURED CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES. ANY TRANSFEREE OF THIS SECURED CONVERTIBLE PROMISSORY NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS SECURED CONVERTIBLE PROMISSORY NOTE. THE PRINCIPAL AMOUNT REPRESENTED BY THIS SECURED CONVERTIBLE PROMISSORY NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF.

Banzai International, Inc.

Secured Convertible Promissory Note

Original Issuance Date: September 23, 2024	Principal: $10,758,774.75

FOR VALUE RECEIVED, Banzai International, Inc., a Delaware corporation (the “Maker” or the “Company”), hereby promises to pay to CP BF Lending, LLC, a Delaware limited liability company, or registered assigns (the “Holder”), collectively, the principal sum of $10,758,774.75 (as such amount may be increased from time to time pursuant) or such amount as shall equal the outstanding principal amount hereof, together with paid-in-kind interest, accrued interest and any Exit Fee owing on the Consolidated Convertible Loan (as defined in the Loan Agreement (as defined below)). For certainty, all amounts referred to in this Secured Convertible Promissory Note (this “Note” and together with all other Secured Convertible Promissory Notes issued pursuant to the Loan Agreement (as defined below), the “Notes”) and each other Loan Document are in the currency of the United States of America unless otherwise explicitly stated. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in that certain Loan Agreement dated February 19, 2021, by and among the Company, the Holder, and the guarantor parties thereto, as the same may be amended from time to time (the “Loan Agreement”). The Loan Agreement is incorporated herein by this reference and the terms of the Loan Agreement shall control to the extent of any inconsistency between the terms of the Notes and the Loan Agreement.

The Maturity Date of this Note shall be the Loan Maturity Date or, if earlier, the date on which the Consolidated Convertible Loan becomes due and payable pursuant to the terms of this Agreement or any other Loan Document (the “Maturity Date”). All unpaid principal, together with any then unpaid and accrued interest (including any paid-in-kind interest) and other amounts payable hereunder shall be due and payable on the Maturity Date. Except in compliance with the provisions of the Loan Agreement, the Company may not prepay this Convertible Note in whole or in part without the consent of the Holder.

This Note is issued secured by a first lien security interest as evidenced by and to the extent set forth in the Security Agreement.

All payments under or pursuant to this Note shall be made in United States dollars in immediately available funds to the Holders at the addresses of the Holders set forth in the Loan Agreement or at such other place as a Holder may designate from time-to-time in writing to the Maker or by wire transfer of funds to a Holder’s account designated in writing by such Holder to the Maker.

1.1 Loan Agreement; Subsidiary Guaranty. This Note has been executed and delivered pursuant to the Loan Agreement and that certain Second Amendment to the Loan Agreement, dated as of September 23, 2024 (the “Original Issuance Date”), by and among Maker, the Guarantors, and Holder (the “Second Amendment”). The full amount of this Note and all the cash payment obligations of the Company under the Loan Documents shall be guaranteed in full by the Guarantors pursuant to each Guaranty.

1.2 Obligations. Maker promises to pay interest (including paid-in-kind interest) on the unpaid principal amount of the Consolidated Convertible Loan at such times and at such interest rates as are specified in the Loan Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Maker. The Loan Agreement, among other things, (a) provides for the making of the Consolidated Convertible Loan, the indebtedness of the Maker resulting from such Consolidated Convertible Loan being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

1.3 Transfer. Neither the Maker nor any Guarantor may assign any of its rights hereunder or under any other Loan Document without the Holder’s prior written consent, given or withheld in the Holder’s sole discretion. For greater certainty, the Holder may, subject to applicable laws, assign all or any portion of its right and obligations under this Note or any of the Loan Documents at any time, upon reasonable prior notice to Maker but without the consent of the Maker or the Guarantors.

1.4 Replacement. Upon receipt of a duly executed Affidavit of Loss and Indemnity Agreement in customary form from a Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

2

1.5 Status of Note. The obligations of the Maker under this Note shall rank senior to all other existing Indebtedness and equity of the Company to the extent of the first lien security interest in the collateral per the Security Agreement. The obligations of the Maker under this Note shall rank pari passu with the amounts owed to the Holders. Upon any Liquidation Event (as hereinafter defined), the Holders will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any Indebtedness of the Maker or any class of capital stock of the Maker, an amount equal to the greater of (a) the outstanding Principal, Interest and any other sums due and (b) the amount that would have been received by Holders had they converted the Notes into Common Stock immediately prior to such Liquidation Event and participated in distributions payable to the holders of the Common Stock. For purposes of this Note, “Liquidation Event” means (i) a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor’s relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Maker or (ii) a Change of Control transaction.

ARTICLE 2

2.1 Conversion.

(a) Conversion. At any time on or following the date of effectiveness of the first resale registration statement covering the applicable Conversion Shares and prior to the close of business on the last Trading Day immediately preceding the Maturity Date, this Note shall be convertible (in whole or in part) at the option of a Holder into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) that portion of the outstanding Principal that such Holder elects to convert (the “Conversion Amount”) by (y) the Conversion Price then in effect on the date on which a Holder delivers to the Maker a notice of conversion in substantially the form attached hereto as Exhibit B (the “Conversion Notice”). A Holder shall deliver this Note to the Maker at the address designated in the Loan Agreement at such time that this Note is fully converted. With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of the date of such conversion (each, a “Conversion Date”).

(b) Conversion Price. The “Conversion Price” means $3.89 and shall be subject to adjustment as provided herein.

2.2 Delivery of Conversion Shares. As soon as practicable after any conversion or payment of any amount due hereunder in the form of shares of Common Stock in accordance with this Note, and in any event within the Standard Settlement Period thereafter (such date, the “Share Delivery Date”), the Maker shall, at its expense, cause to be issued in the name of and delivered to the relevant Holder, or as such Holder may direct, a certificate or certificates evidencing the number of shares of fully paid and non-assessable Common Stock to which such Holder shall be entitled on such conversion or payment (the “Conversion Shares”), in the applicable denominations based on the applicable conversion or payment, which certificate or certificates shall be free of restrictive and trading legends (except for any such legends as may be required under the Securities Act). In lieu of delivering physical certificates for the Common Stock issuable upon any conversion of this Note, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program or a similar program, upon request of such Holder, the Company shall cause its transfer agent to electronically transmit such Conversion Shares issuable upon conversion of this Note to such Holder (or its designee), by crediting the account of such Holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply) as instructed by such Holder (or its designee).

3

2.3 Adjustment of Conversion Price.

(a) Until the Note has been paid in full or converted in full, the Conversion Price shall be subject to adjustment from time to time as follows (but shall not be increased, other than pursuant to a combination:

(i) Adjustments for Stock Splits and Combinations. If the Maker shall at any time or from time-to-time after the Original Issuance Date effect a split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Maker shall at any time or from time-to-time after the Original Issuance Date, combine the outstanding Common Stock into a lesser number of shares, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 2.3(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) Adjustments for Certain Dividends and Distributions. If the Maker shall at any time or from time to time after the date of this Note make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

4

(iii) Adjustment for Other Dividends and Distributions. If the Maker shall at any time or from time to time after the date of this Note make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holders of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Maker or other issuer (as applicable) or other property that it would have received had this Note been converted into Common Stock in full (without regard to any conversion limitations herein) on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period) or assets, giving application to all adjustments called for during such period under this Section 2.3(a)(iii) with respect to the rights of the Holders; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock at any time or from time to time after the date of this Note shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 2.3(a)(i), (ii) and (iii) hereof, or a reorganization, merger, consolidation, or sale of assets provided for in Section 2.3(a)(iv) hereof), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holders shall have the right thereafter to convert this Note into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustment Due to Dilutive Issuance. If the Company shall issue or sell any additional Common Stock after the date hereof (other than any Exempt Issuance), then the aggregate number of Conversion Shares issuable pursuant to this Note will be increased, from and after the date of such issuance, to that number of shares of Common Stock determined by multiplying (i) the aggregate number of Conversion Shares immediately prior to such issuance or sale, by (ii) a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus the number of shares of Common Stock issued in such issuance or sale (in each case, as determined on a Fully Diluted Basis), and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale (as determined on a Fully Diluted Basis) plus the number of shares of Common Stock that the aggregate consideration received by the Company in such issuance or sale would purchase at the Conversion Price in effect immediately before such issuance or sale. The Conversion Price shall also be proportionately reduced in connection with any such adjustment, such that the aggregate Conversion Price for an exercise in full of this Note after such adjustment shall be equal to such aggregate Conversion Price immediately prior to such adjustment. For purposes hereof, “Fully Diluted Basis” means, with respect to the Common Stock at any time of determination, the number of shares of Common Stock that would be issued and outstanding at such time, assuming that all outstanding options, rights or warrants to subscribe for Common Stock and all derivative and convertible securities have been exercised, converted or exchanged, including this Note.

5

(vi) Fractional Shares. If any adjustments to the Conversion Price under this Section 2.3 result in a fractional amount, the fractional amount rounded down to the nearest whole cent.

(vii) Consideration for Stock. In case any Common Stock or any Common Stock Equivalents shall be issued or sold:

(A) in connection with any merger or consolidation in which the Maker is the surviving corporation (other than any consolidation or merger in which the previously outstanding Common Stock of the Maker shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair value, as determined reasonably and in good faith by the board of directors of the Maker, of such portion of the assets and business of the non-surviving corporation as such board of directors may determine to be attributable to such Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(B) in the event of any consolidation or merger of the Maker in which the Maker is not the surviving corporation or in which the previously outstanding Common Stock of the Maker shall be changed into or exchanged for the stock or other securities of another corporation or other property, or in the event of any sale of all or substantially all of the assets of the Maker for stock or other securities or other property of any corporation, the Maker shall be deemed to have issued Common Stock, at a price per share equal to the valuation of the Maker’s Common Stock based on the actual exchange ratio on which the transaction was predicated, as applicable, and the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Note, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Note immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Note. In the event Common Stock are issued with other shares or securities or other assets of the Maker for consideration which covers both, the consideration computed as provided in this Section 2.3(a)(vii) shall be allocated among such securities and assets as determined in good faith by the board of directors of the Maker.

(viii) Record Date. In case the Maker shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the Common Stock shall be deemed to be such record date.

6

(b) No Impairment. The Maker shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2.3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(c) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 2.3, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holders a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon written request of a Holder, at any time, furnish or cause to be furnished to such Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note. Notwithstanding the foregoing, the Maker shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(d) Issue Taxes. The Maker shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by a Holder in connection with any such conversion.

(e) Fractional Shares. No fractional Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holders would otherwise be entitled, the Maker shall pay cash equal such fractional shares multiplied by the Conversion Price then in effect.

(f) Reservation of Common Stock. The Maker shall at all while this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock the Required Minimum of Common Stock (disregarding for this purpose any and all limitations of any kind on such conversion). The Maker shall, from time-to-time, increase the authorized number of shares of Common Stock or take other effective action if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Maker’s obligations under this Section 2.3(f).

ARTICLE 3

3.1 Representations and Warranties. The Maker, on its own behalf and on behalf of the Guarantors, as applicable, represents and warrants to the Holder on the date hereof that the representations and warranties set forth in the Loan Agreement are true and correct.

7

ARTICLE 4

4.1 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 4.1 prior to 5:00 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 4.1 on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (c) the Trading Day following the date of delivery to a carrier, if sent by U.S. nationally recognized overnight courier service next Trading Day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for notice shall be as set forth in the Loan Agreement.

4.2 Governing Law; Exclusive Jurisdiction; Attorneys’ Fees. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. The Company agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note and any other Loan Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in New York, New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note and any of the Loan Documents), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such action or proceeding. The Company hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an action or proceeding to enforce any provisions of this Note and the other Loan Documents, then, in addition to the obligations of the Company elsewhere in this Agreement, the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

4.3 Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

8

4.4 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, under any other Loan Document, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note or any other Loan Document. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holders thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holders and that the remedy at law for any such breach would be inadequate. Therefore, the Maker agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of pleading and proving irreparable harm or lack of an adequate remedy at law and without any bond or other security being required.

4.5 Enforcement Expenses. The Maker agrees to pay all costs and expenses of enforcement by the Holders of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

4.6 Binding Effect. The obligations of the Maker set forth herein shall be binding upon its successors and assigns, whether or not such successors or assigns are permitted by the terms herein.

4.7 Amendments; Waivers. No provision of this Note may be waived or amended except in a written instrument signed by the Company and the Holders. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of the Holders to exercise any right hereunder in any manner impair the exercise of any such right.

4.8 Compliance with Securities Laws. Each Holder of this Note acknowledges that this Note is being acquired solely for such Holder’s own account and not as a nominee for any other party, and for investment, and that such Holder shall not offer, sell or otherwise dispose of this Note in violation of applicable securities laws. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR OR THE MAKER TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

9

4.9 Exclusive Jurisdiction; Venue. Any action, proceeding or claim arising out of, or relating in any way to, this Note shall be brought and enforced only as provided in the Loan Agreement.

4.10 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holders in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

4.11 Maker Waivers. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note, and do hereby waive the right to a trial by jury.

4.12 Definitions. Capitalized terms used herein and not defined shall have the meanings set forth in the Loan Agreement unless otherwise defined in Exhibit A attached hereto.

4.13 Taxes Yield Protection and Increased Costs.

(a) All payments made to the Holder will be made free and clear of any taxes, withholdings or other deductions of any nature. If any such taxes, deductions or withholdings are required by law to be made or paid and the Maker or any Guarantor makes or pays such deductions or withholdings from payments it makes to the Holder, the Maker and the Guarantors shall, as a separate obligation, pay to the Holder such amounts as are necessary to indemnify the Holder from any losses arising from such taxes, deductions or withholdings.

(b) The Maker and the Guarantors will reimburse the Holder on demand for any reasonable costs incurred by the Holder in performing its obligations under this Note or under any other Loan Document resulting from any change in law, regulation, treaty or regulatory requirement (whether or not having the force of law) including, without limitation, any reserve or special deposit requirements, any tax or capital requirements or any change in the compliance of the Holder therewith that, in the determination of the Holder, has the effect of increasing the cost of funding to the Holder or reducing its effective rate of return on capital.

10

4.14 Indemnities.

(a) The Maker and the Guarantors agree to indemnify and hold harmless the Holder and each of its affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its affiliates (each, an “Indemnified Party”) from and against, any and all claims, damages, losses, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnified Party), incurred by any Indemnified Party or asserted against any Indemnified Party by any person (including the Maker or the Guarantors) other than an Indemnified Party, arising out of, in connection with, or by reason of:

(i) the execution or delivery of this Note or any agreement or instrument contemplated by this Note (including, without limitation, any Loan Document), the performance by the parties thereto of their respective obligations under this Note or any other Loan Document or the consummation of the transactions contemplated by such documents;

(ii) any loan, extension of credit, or proposed use of the proceeds therefrom;

(iii) any actual or alleged presence or release of hazardous materials on or from any property currently or formerly owned or operated by the Maker, any Guarantor or any subsidiary thereof, or any environmental liability related to the Maker, any Guarantor or any subsidiary thereof in any way; or

(iv) any actual or prospective claim, investigation, litigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Maker or any Guarantor, and regardless of whether any Indemnified Party is a party thereto;

provided, however, that such indemnity shall not (x) apply to any income or gains of Holder with respect to payments by Maker with respect to this Note, Holder’s conversion of this Note or the sale of any shares obtained pursuant to this Note, or (y) be available to any Indemnified Party to the extent that such claims, damages, losses, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

(b) In addition to any liability or obligation of the Maker or the Guarantors to the Holder under any other provision of this Note, the Maker and the Holder shall indemnify and hold the Holder harmless against any and all losses, claims, costs, damages or liabilities (including any expense or cost incurred in the liquidation and re-deployment of funds acquired to fund or maintain any portion of a loan or advance and reasonable out-of-pocket expenses and legal fees) incurred by the Holder as a result of or in connection with the Maker or the Guarantors’ failure to fulfil any of its obligations, including any cost or expense incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by the Holder to fund any bankers’ acceptance or letter of credit, or to fund or maintain any loan, as a result of the Maker’s or the Guarantors’ failure to complete a drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder. A certificate from the Holder setting forth the amount or amounts necessary to compensate it for any such loss, claim, cost, damage or liability, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Maker, shall be conclusive absent manifest error.

11

(c) Each of the Maker and the Guarantors agrees, to the fullest extent permitted by applicable law, not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (including, without limitation, any loss of profits or anticipated savings), as opposed to actual or direct damages, resulting from this Note or any Loan Document or arising out of such Indemnified Party’s activities in connection herewith or therewith.

4.15 Survival.

(a) The termination of this Note shall not relieve the Maker or any Guarantor from their obligations to the Holder arising prior to such termination, such as obligations arising as a result of or in connection with any breach of this Note, any failure to comply with this Note or the inaccuracy of any representations and warranties made or deemed to have been made prior to such termination, and obligations arising pursuant to all indemnity obligations contained herein.

(b) The Maker’s and the Guarantors’ obligations to indemnify the Holder with respect to the expenses, damages, losses, costs, liabilities and other obligations in accordance with Section 4.14 herein shall survive until the later of (i) all applicable statute of limitations periods with respect to actions that may be brought against the Holder or any other indemnified party have run and (ii) three hundred sixty five (365) days following the entry of a final non-appealable order of a court of competent jurisdiction with respect to actions brought against the Holder or any other Indemnified Party that were initiated prior to the end of the applicable statute of limitations for such actions.

4.16 Severability. Each provision of this Note shall be severable from every other provision hereof for the purpose of determining the legal enforceability of any specific provision. This Note may be executed and delivered in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.

[Signature Page Follows]

12

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

BANZAI INTERNATIONAL, INC.

By:
Name:
Title:

[Signature page for Convertible Note]

EXHIBIT A

Definitions

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote ten percent (10%) or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b) “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(c) “Collateral” means all present and after acquire property and any proceeds thereof that is subject, or intended to be subject, to the Liens created by any Loan Document.

(d) “Common Stock” means issued and outstanding shares in the capital of an entity.

(e) “Default” means any event or condition that constitutes an Event of Default or that would constitute an Event of Default except for satisfaction of any condition subsequent required to make the event or condition an Event of Default, including giving of any notice, passage of time, or both.

(f) “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(g) “Exempt Issuance” means the issuance of (i) shares of Common Stock, restricted stock units or options issued to consultants, employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the board of directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (ii) the Common Stock issued upon conversion of the Notes, (iii) securities issued upon the exercise or exchange of or conversion of any securities issued prior to the execution of the Second Amendment, or (iv) securities issued in connection with any merger, acquisition or strategic transaction approved by a majority of the directors of the Company and the Holder.

(h) “Fundamental Transaction” means (i) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, (C) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least (x) 50% or more of the outstanding shares of Common Stock, (y) 50% or more of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding, or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of 50% or more of the outstanding shares of Common Stock, (D) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire (x) 50% or more of the outstanding shares of Common Stock, (y) 50% or more of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding, or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of 50% or more of the outstanding shares of Common Stock, (E) reorganize, recapitalize or reclassify its Common Stock, (F) allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of (x) 50% or more of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) 50% or more of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Note calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company, or (G) issue or enter into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition, in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(i) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(j) “Guarantors” means Demio Holding, Inc., a Delaware corporation, and Banzai Operating Co LLC, a Delaware corporation, as guarantors under the Loan Documents.

(k) “Loan Documents” has the meaning assigned to such term in the Loan Agreement. “Loan Document” means any one of them.

(l) “Material Adverse Effect” has the meaning assigned to such term in the Loan Agreement.

(m) “Principal Market” means any of the OTCQX Best Market, OTCQB Venture Market, New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, or the Nasdaq Global Market, or any successors of any of these trading platforms or exchanges on which the Common Stock is listed or quoted for trading, as applicable.

(n) “Required Minimum” means a number of shares of Common Stock equal to 150% of the number of Conversion Shares issuable upon conversion of the Notes as of the Original Issuance Date.

(o) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(p) “Securities Act” means the Securities Act of 1933, as amended.

(q) “Standard Settlement Period” means one (1) Trading Day.

(r) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(s) “Subsidiary” has the meaning ascribed thereto in the Loan Agreement.

(t) “Trading Day” means a day on which the Common Stock are traded on a Principal Market for at least 4.5 hours.

EXHIBIT B

FORM OF CONVERSION NOTICE

(To be Executed by a Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Note No. ___ into shares of Common Stock of Banzai International, Inc. (the “Maker”) according to the conditions hereof, as of the date written below.

Date of Conversion:

Conversion Amount:

Conversion Price:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Conversion Date:

Number of shares of Common Stock to be issued:

[HOLDER]

By:
Name:
Title:
Address: